Exhibit 5.1

MAYER, BROWN, ROWE & MAW

190 South La Salle Street
Chicago, Illinois 60603-3441

main telephone
(312) 782-0600
main fax
(312) 701-7711

September 9, 2002

AMERITRADE HOLDING CORPORATION
4211 South 102nd Street
Omaha, Nebraska 68127

Ladies and Gentlemen:

         We have acted as your counsel in connection with the registration of 21,000,000 shares of Common Stock, $.01 par value per share (the “Shares”), of Ameritrade Holding Corporation, a Delaware corporation (the “Company”), to be issued by the Company pursuant to the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust (the “Plan”), as more fully set forth in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on the date hereof.

         In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the laws of the State of Delaware.

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We Operate in Combination with our Associated English Partnership in the Offices Listed Below.

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington
INDEPENDENT MEXICO CITY CORRESPONDENT: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw

AMERITRADE HOLDING CORPORATION September 9, 2002 Page 2

                  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to this firm in the Registration Statement.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw

MAYER, BROWN, ROWE & MAW